SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C.  20549

                          SCHEDULE 13G

                        Amendment No. 4

           Under the Securities Exchange Act of 1934


                       EXIDE CORPORATION
                        (Name of Issuer)


                 Common Stock, $0.01 Par Value
                 (Title of Class of Securities)


                          302051 10 7
                         (CUSIP Number)





The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of this section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  302051 10 7


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
Person

     HENRY L. HILLMAN, ELSIE HILLIARD HILLMAN AND
     C. G. GREFENSTETTE, TRUSTEES OF THE HENRY L. HILLMAN
     TRUST U/A DATED NOVEMBER 18, 1985           I.D.# 18-2145466

2    Check the Appropriate Box if Member of a Group     (a)  [  X  ]
		                                            (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Pennsylvania


Number of 	   5    Sole Voting Power
Shares
Beneficially
Owned by       6    Shared Voting Power
Each                1,000,000 (See Item(4)(a))
Reporting
Person         7    Sole Dispositive Power
With

               8    Shared Dispositive Power
                    1,000,000 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,000,000

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     4.69%

12   Type of Reporting Person
     OO

CUSIP NO.  302051 10 7


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     THE HILLMAN COMPANY      I.D.# 25-1011286

2    Check the Appropriate Box if Member of a Group   (a)  [  X  ]
                                            		(b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Pennsylvania


Number of 		5    Sole Voting Power
Shares
Beneficially
Owned by  		6    Shared Voting Power
Each                   1,000,000 (See Item(4)(a))
Reporting
Person            7    Sole Dispositive Power
With

			8    Shared Dispositive Power
                       1,000,000 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,000,000

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     4.69%

12   Type of Reporting Person
     CO

CUSIP NO.  302051 10 7


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     WILMINGTON INVESTMENTS, INC.       I.D.# 51-0034468

2    Check the Appropriate Box if Member of a Group      (a)  [  X  ]
                                            		   (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Delaware


Number of 		5    Sole Voting Power
Shares
Beneficially
Owned by  		6    Shared Voting Power
Each                   1,000,000 (See Item(4)(a))
Reporting
Person      	7    Sole Dispositive Power
With

          		8    Shared Dispositive Power
                       1,000,000 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,000,000

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     4.69%

12   Type of Reporting Person
     CO

CUSIP NO.  302051 10 7



1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     WILMINGTON SECURITIES, INC.             I.D.# 51-0114700

2    Check the Appropriate Box if Member of a Group      (a)  [  X  ]
                                               		   (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Delaware


Number of 		5    Sole Voting Power
Shares
Beneficially
Owned by  		6    Shared Voting Power
Each                   1,000,000 (See Item(4)(a))
Reporting
Person      	7    Sole Dispositive Power
With

        		8    Shared Dispositive Power
                       1,000,000 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     1,000,000

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     4.69%

12   Type of Reporting Person
     CO

CUSIP NO.  302051 10 7


1    Name of Reporting Person S.S. or I.R.S. Identification No. of above
     Person

     HAYDEN HOLDINGS, INC.              I.D.# 51-0363209

2    Check the Appropriate Box if Member of a Group    (a)  [  X  ]
     		                                       	 (b)  [     ]

3    SEC Use Only

4    Citizenship or Place of Organization
     Delaware


Number of 		5    Sole Voting Power
Shares
Beneficially
Owned by  		6    Shared Voting Power
Each           	     611,337 (See Item(4)(a))
Reporting
Person         	7    Sole Dispositive Power
With

          		8    Shared Dispositive Power
               	     611,337 (See Item (4)(a))


9    Aggregate Amount Beneficially Owned by Each Reporting Person
     611,337

10   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares

11   Percent of Class Represented by Amount in Row (11)
     2.87%

12   Type of Reporting Person
     CO

Item 1(a)    Name of Issuer:

       	 Exide Corporation

Item 1(b)    Address of Issuer's Principal Executive Office:

       		645 Penn Street
       		Reading, Pennsylvania 19612-4205

Item 2(a)    Name of Person Filing:

       (i) Hayden Holdings, Inc., a wholly-owned subsidiary of Wilmington Securities, Inc.

       (ii)   Wilmington Securities, Inc., a wholly-owned subsidiary of
		  Wilmington Investments, Inc.

       (iii) Wilmington Investments, Inc., a wholly-owned subsidiary of The Hillman Company.

       (iv)   The Hillman Company, a corporation controlled by the HLH Trust.

       (v) Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 (the "HLH Trust").

Item (2(b)  Address of the Principal Business Office:

       	Hayden Holdings, Inc., Wilmington Securities, Inc. and Wilmington Investments, Inc.
       	824 Market Street, Suite 900
       	Wilmington, Delaware 19801

       	The Hillman Company, Henry L. Hillman, Elsie Hilliard Hillman and
       	C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985
       	1900 Grant Building
       	Pittsburgh, Pennsylvania 15219

Item 2(c)   Citizenship:

       	Hayden Holdings, Inc., Wilmington Securities, Inc. and Wilmington Investments, Inc. are Delaware corporations.

       	The Hillman Company is a Pennsylvania corporation.

       	Henry L. Hillman, Elsie Hilliard Hillman and C. G. Grefenstette, Trustees of the Henry L. Hillman Trust U/A dated November 18, 1985 is a Pennsylvania trust.

Item 2(d)   Title of Class of Securities:

       	Common Stock, $.01 Par Value

Item 2(e)   CUSIP Number

       	302051 10 7

Item 3 	Not Applicable

Item 4 	Ownership:

       	(a) Amount Beneficially Owned:

             611,337 shares of Common Stock are owned of record and beneficially by Hayden Holdings, Inc., a wholly-owned subsidiary of Wilmington Securities, Inc. Wilmington Securities,
		 Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

           	 388,663 shares of Common Stock are owned of record and
             beneficially by Wilmington Securities, Inc. Wilmington Securities, Inc. is a wholly-owned subsidiary of Wilmington Investments, Inc. Wilmington Investments, Inc. is a wholly-owned subsidiary of The Hillman Company, which is controlled by the HLH Trust.

       	(b) Percent of Class

      	    4.69%

       	(c) Number of Shares as to which such person has:

           (i)   sole power to vote or direct the vote




           (ii)  shared power to vote or to direct the vote

                                                		1,000,000
      								                            (See Item (4)(a))

           (iii) sole power to dispose or to direct the disposition of




           (iv)  shared power to dispose or to direct the disposition of

                                                     								1,000,000
                                                     (See Item (4)(a))

Item 5 	Ownership of Five Percent or Less of a Class:

	      Not Applicable

Item 6 	Ownership of More than Five Percent on Behalf of Another Person:

       	Not Applicable

Item 7 	Identification and Classification of the Subsidiary Which Acquired
       	the Security Being Reported on by the Parent Holding Company:

       	Not Applicable

Item 8 	Identification and Classification of Members of the Group:

       	Not Applicable

Item 9 	Notice of Dissolution of Group:

       	Not Applicable

Item 10   	Certification:

       	Not Applicable



                            SIGNATURES

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   HAYDEN HOLDINGS, INC.

                                        /s/ Andrew H. McQuarrie
                                   By: _______________________________
                                         Andrew H. McQuarrie, Vice President


                                   WILMINGTON SECURITIES, INC.

                                        /s/ Andrew H. McQuarrie
                                   By: _______________________________
                                         Andrew H. McQuarrie, Vice President

                                   WILMINGTON INVESTMENTS, INC.

                                        /s/ Andrew H. McQuarrie
                                   By: _______________________________
                                         Andrew H. McQuarrie, Vice President

                                   THE HILLMAN COMPANY

                                        /s/ Lawrence M. Wagner
                                   By: _______________________________
                                              Lawrence M. Wagner, President

                                   HENRY L. HILLMAN, ELSIE HILLIARD,
                                   HILLMAN AND C. G. GREFENSTETTE,
                                   TRUSTEES OF THE HENRY L.
                                   HILLMAN TRUST U/A DATED
                                   NOVEMBER 18, 1985

                                        /s/ C. G. Grefenstette
                                   ___________________________________
                                   C. G. Grefenstette, Trustee

    February 12, 1998
    Date